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EXHIBIT 21.1

SUBSIDIARIES OF THE REGISTRANT

Name	Jurisdiction of Organization
ActivIdentity (Hong Kong) Limited	Hong Kong
ActivIdentity (UK) Limited	United Kingdom
ActivIdentity (Singapore) Pte. Ltd.	Singapore
ActivIdentity (Canada) Inc.	Canada
ActivCard GmbH	Germany
ActivIdentity K.K.	Japan
ActivIdentity South Africa (Proprietary) Pty. Ltd.	South Africa
ActivIdentity (Australia) Pty. Ltd.	Australia
ActivIdentity Europe S.A.	France
ActivIdentity, Inc.	California

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  EXHIBIT 21.1
SUBSIDIARIES OF THE REGISTRANT